NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces $21.0 Million Cash Distribution from the Peak Gold JV for Production from Campaign #2-2025

FAIRBANKS, AK -- (June 25, 2025) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) is pleased to announce that the Peak Gold JV made a cash distribution in the amount of $21 million (“M”) to Contango on June 25, 2025, totaling $54 M to Contango’s account received year-to-date. The Peak JV has completed the second of four campaigns in 2025, producing approximately 36,000 ounces of gold for Contango’s account year to date, with the third campaign scheduled to commence in August 2025.

Rick Van Nieuwenhuyse, the Company’s President and CEO stated, “Guidance for our 30% share of the Peak Gold JV’s 2025 production remains at 60,000 ounces of gold, with life-of-mine average annual production expected to be 58,750 ounces of gold per year to 2029 with all-in sustaining costs (“AISC”) estimated at $1,400 per ounce of gold sold. In the first week of July, we plan to early pay $7 M of principal against the credit facility, reducing the balance to $23M. In addition, we have early delivered 11,900 ounces of gold into the July 31st hedge contracts using a carry trade, bringing our current hedge contract balance down to 62,900. We anticipate the remaining hedges at the end of 2025 to be 43,000 ounces. Second quarter financial results will be released in early August 2025.”

Mr. Van Nieuwenhuyse continued, “Based on year-to-date results and projections going forward, we now expect cash distributions for 2025 from the Peak Gold JV to be in excess of $95 M, assuming a $3,100 per ounce spot gold price for the remainder of 2025. This higher-than-expected cash flow will be used to strengthen our cash position, reduce debt and fulfill our hedge contracts while we continue to advance permitting activities on the Johnson Tract project.”

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project from the underlying owner, CIRI Native Corporation, (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc., (iii) 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims, and (iv) a

100% interest in approximately 145,000 acres of State of Alaska mining claims that give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com